Exhibit 99.1

Enterprise Products Partners L.P.
Houston, Texas
P.O. Box 4324
(713) 880-6500

Enterprise Reports Third Quarter 2004 Results

        Houston, Texas (Tuesday, November 2, 2004) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced its financial results for the three months and nine months ended September 30, 2004. Reported results for Enterprise for these periods do not include the results of GulfTerra Energy Partners, L.P., which was merged into Enterprise on September 30, 2004. Effective October 1, 2004, the financial results of GulfTerra will be included in the reported results of Enterprise.

        Enterprise reported net income of $61.3 million, or $0.21 per unit on a fully diluted basis, for the third quarter of 2004 compared to a net loss of $3.3 million, or a loss of $0.04 per unit, for the third quarter of 2003. Net income for the third quarter of 2004 was reduced by $5.8 million, or $0.02 per unit, primarily due to a non-cash impairment charge of $4 million related to the partnership’s ownership interest in a natural gas liquid (NGL) storage facility which is being divested in accordance with the Federal Trade Commission consent order associated with the merger. Net income for the third quarter of 2003 included, and was reduced by, a non-cash charge of $22.5 million for the impairment of the book value of the partnership’s ownership interest in an octane additive production facility.

        Revenue for the third quarter of 2004 increased to $2 billion from $1.2 billion in the third quarter of last year. Operating income for the third quarter of 2004 was $93.2 million compared to $30.6 million for the third quarter of 2003. Gross operating margin was $138 million for the third quarter of 2004 compared to $68.5 million for the same quarter in 2003. Both operating income and gross operating margin for the third quarter of 2004 were reduced by $4 million and for the third quarter of 2003 by $22.5 million for the respective non-cash impairment charges. Gross operating margin is a non-GAAP financial measure. Gross operating margin is defined and a schedule is provided to reconcile this measure to its most directly comparable GAAP financial measure, which is operating income, later in this press release.

        “Demand for our midstream services was strong throughout the third quarter as a result of increased demand for NGLs from the depressed levels of a year ago,” said O.S. “Dub” Andras, Vice Chairman and Chief Executive Officer of Enterprise. “Despite the overall high prices for energy, demand for NGLs and natural gas has continued to increase with the recovery in the general economy. For the quarter, ethane demand by the ethylene industry increased by 22% from the third quarter of last year to 809,000 barrels per day and propane demand increased by 23% to 350,000 barrels per day. The ethylene industry is the largest single consumer of NGLs. As a result of this strong demand, most of our pipelines, fractionators and processing plants realized an increase in volumes.”

        “The effects of Hurricane Ivan, however, have reduced volumes delivered to our facilities in Mississippi and eastern Louisiana since the middle of September. This resulted in a decrease in Enterprise’s gross operating margin for the third quarter of approximately $7 million, or $0.03 per unit on a fully diluted basis. We expect that the effects of the hurricane will also reduce Enterprise’s gross operating margin in the fourth quarter, which will include the gross operating margin of the former GulfTerra assets, by approximately $18 million. These amounts are prior to any reimbursements we may receive from coverage provided by business interruption insurance. We did not sustain any material property damage as a result of the storm,” stated Andras.

        “Even though we completed our merger with GulfTerra just a few weeks ago, the pace of integration and the coordination among our combined management team has exceeded my expectations. I am excited by the amount of organic growth opportunities available to the combined businesses, particularly in the Gulf of Mexico and Rocky Mountains. The Mad Dog and Holstein developments in the Southern Green Canyon area of the Gulf of Mexico should begin production late this quarter and in the first quarter of 2005 which will provide incremental volumes to our Cameron Highway crude oil pipeline and our Manta Ray-Nautilus-Neptune-Promix natural gas and NGL value chain,” added Andras.

        “We have completed the financing activities with respect to the merger. The combination of our purchase of GulfTerra units from El Paso at a discount to market and the proceeds from our interest rate hedging activities generated one-time benefits for our partners. In terms of our previous estimate of $140 million of annual cash savings from the merger, we are now realizing approximately $120 million on an annualized basis. Our businesses are performing well and, based on current conditions, we estimate that we will cover our cash distributions to partners by approximately 1.2 times in the fourth quarter of 2004, continued Andras.

        As a result of the merger with GulfTerra, Enterprise has revised its business segment reporting into four distinct segments. These segments are organized based on the type of services rendered and the products produced or sold. A schedule accompanying this press release lists the major assets that will be included within each business segment. The gross operating margin reported by segment for the third quarter of 2004 does not include the results of assets owned by GulfTerra.

        NGL Pipelines & Services – The NGL Pipelines and Services segment includes the partnership’s NGL pipelines, storage facilities and fractionators and its natural gas processing plants and related NGL marketing activities. Gross operating margin for this segment in the third quarter of 2004 increased by $30.6 million to $83.9 million compared to $53.3 million in the third quarter of 2003.

        Gross operating margin from the Mid-America and Seminole pipelines increased by $8.4 million to $41.1 million in the third quarter of 2004 from $32.7 in the third quarter of last year. NGL volumes transported on these pipeline increased by 16% to 855,000 barrels per day (BPD) from 735,000 BPD in the third quarter of 2003.

        Enterprise’s other NGL pipelines and storage facilities generated gross operating margin of $17.9 million for the third quarter of 2004 compared to $22.5 million for the third quarter of last year. This decrease was primarily due to the $4 million impairment charge to the book value of the NGL storage facility recorded in the third quarter of 2004.

        Gross operating margin from Enterprise’s natural gas processing business and NGL marketing business for the third quarter of 2004 increased by $19.7 million to $12.8 million from a loss of $6.9 million in the third quarter of 2003. This increase was primarily due to a $12.8 million increase in gross operating margin earned from the natural gas processing plants historically owned by Enterprise and $7.8 million from the nine natural gas processing plants acquired from El Paso effective September 1, 2004.

        Enterprise’s NGL fractionation business earned gross operating margin of $12.1 million for the third quarter of 2004 versus $5 million for the third quarter of last year. Most of this increase was attributable to a 15,000 BPD increase in volumes and higher in-kind fractionation fees at the Norco fractionator, which was expanded in October of 2003.

        Petrochemical Services – The Petrochemical Services segment includes the Partnership’s butane isomerization, propylene fractionation and octane enhancement businesses including related pipeline facilities. Gross operating margin for the Petrochemical Services segment during the third quarter of this year was $35.5 million compared to $8 million for the third quarter of 2003. Gross operating margin for the third quarter of 2003 was reduced by $22.5 million for the non-cash impairment charge associated with the partnership’s investment in its octane enhancement facility. Excluding this charge, gross operating margin would have increased by $5 million from the third quarter of last year, which was primarily due to a $5.9 million increase in the gross operating margin generated by the partnership’s octane enhancement business.

        Onshore Natural Gas Pipelines and Services – The Onshore Natural Gas Pipelines and Services segment includes the partnership’s onshore natural gas pipelines and natural gas storage businesses. Gross operating margin for this segment for the third quarter of 2004 increased to $7.2 million from $5.5 million in the third quarter of last year on higher volumes and revenues.

        Offshore Pipelines and Services – The Offshore Pipelines and Services segment includes the partnership’s offshore natural gas and crude oil pipelines and platforms. Gross operating margin for this segment for the third quarter of 2004 was $0.7 million versus $1.6 million in the third quarter of 2003.

        The gross operating margin for the Onshore Natural Gas Pipelines and Services segment and the Offshore Pipelines and Services segment for the third quarter of 2004 were limited to the results of businesses historically owned by Enterprise. Beginning with the fourth quarter of 2004 with the addition of the results of the respective GulfTerra businesses, the contribution from these segments will be material to Enterprise’s total gross operating margin.

        Other — Other, non-segment gross operating margin for the third quarter of 2004 was $10.8 million, which represents Enterprise’s equity earnings from its 50% interest in the general partner of GulfTerra. This interest was acquired on December 15, 2003 in a related transaction to the merger with GulfTerra. Effective with the completion of the merger on September 30, 2004, the general partner of GulfTerra became a wholly owned subsidiary of Enterprise.

Enterprise Outstanding Indebtedness; Tender Offer for GulfTerra Notes

        Enterprise’s outstanding indebtedness on September 30, 2004 was $5.6 billion, which included all of GulfTerra’s then outstanding senior and senior subordinated notes. This balance also includes $1.1 billion of borrowings under the partnership’s credit facilities which funded an escrow account to complete Enterprise’s tender for substantially all of GulfTerra’s senior and senior subordinated notes. This tender offer was completed on October 5, 2004 utilizing the funds in the escrow account. The excess funds in the escrow account were used to reduce the borrowings under one of the bank credit facilities. At the close of business on October 5, 2004 after the settlement of the tender, Enterprise’s outstanding indebtedness was $4.5 billion.

GulfTerra Energy Partners, L.P. Historical Operating Results

        We have included as a schedule to this press release the historical unaudited consolidated statement of operations for GulfTerra in a condensed form for the three months and nine months ended September 30, 2004. The financial results of GulfTerra will be included in Enterprise’s reported results effective October 1, 2004. Accordingly, the following discussion is for informational purposes only.

        GulfTerra’s revenues for the third quarter of 2004 were $231 million compared to $214 million for the third quarter of last year. Operating income was $78.3 million for the third quarter of 2004 compared to $95.3 million for the third quarter of 2003. Operating income for the third quarter of 2004 includes, and was reduced by, $14.4 million of merger related expenses while the operating income for the third quarter of 2003 includes, and was increased by, a $19 million gain related to the sale of a 50% interest in the Cameron Highway oil pipeline.

        Gross operating margin for the third quarter of 2004 was $121.8 million compared to $112.7 million in the third quarter of last year. Gross operating margin for the third quarter of 2004 includes, and was reduced by $1.1 million of merger related expenses. Gross operating margin for the third quarter of 2003 does not include the gain related to the sale of the interest in the Cameron Highway oil pipeline.

        “GulfTerra’s assets continued to perform well in the third quarter with significant contributions from the San Juan basin natural gas gathering and processing assets, the Texas natural gas pipelines and the South Texas NGL assets,” said Robert G. Phillips, President and Chief Operating Officer of Enterprise and former Chairman and Chief Executive Officer of GulfTerra. “The GulfTerra assets benefited from strong natural gas prices, in the recent quarter, through higher gathering fees in the San Juan basin, increased production and transportation volumes in Texas and a more robust drilling environment for our producers which could lead to higher throughputs in the future,” added Phillips. “Additionally, in the third quarter GulfTerra completed the Marco Polo platform and oil and gas pipelines and the Phoenix natural gas pipeline system in the Gulf of Mexico which made a solid contribution to our quarter. In the fourth quarter, we are looking forward to commencing service on the Cameron Highway and the Front Runner oil pipeline systems and a resumption of service on most of the natural gas volumes in the eastern Gulf of Mexico affected by Hurricane Ivan.”

Use of Non-GAAP Financial Measures

        This press release and the accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

        Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

        We define total segment gross operating margin as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) selling, general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

        We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in subsequent consolidation of operations.

        EBITDA.   We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

        Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets; (7) the addition of decreases or the subtraction of increases in the value of our financial instrument portfolios; (8) cash proceeds from significant financial instrument transactions recorded within accumulated other comprehensive income less related amortization of such amount to earnings; and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by senior management to compare basic cash flows generated by the partnership to the cash distributions we expect to pay our partners. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

        Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of the partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a partnership unit is generally determined by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

Company Information and Use of Forward Looking Statements

        Enterprise Products Partners L.P. is the second largest publicly traded energy partnership with an enterprise value of approximately $14 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 31,000 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com.

        Today, Enterprise will host a conference call to discuss third quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com. Participants should access the “Investor Information” section of the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	the effects of Enterprise’s debt level on future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities;

•	the failure to successfully integrate GulfTerra’s business operations or the failure to successfully integrate any future acquisitions; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the completed merger with GulfTerra.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

###

Enterprise Products Partners L.P.
Condensed Statement of Consolidated Operations - UNAUDITED
For the Three and Nine Months Ended September 30, 2004 and 2003
($ in 000s, except per unit amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$2,040,271	$1,234,780	$5,458,507	$3,927,025
Costs and Expenses:
Operating costs and expenses	1,951,567	1,178,703	5,226,392	3,699,437
Selling, general and administrative	10,076	7,415	26,629	28,939

Total Costs and Expenses	1,961,643	1,186,118	5,253,021	3,728,376

Equity in income (loss) of unconsolidated affiliates	14,581	(18,040)	42,224	(16,647)

Operating Income	93,209	30,622	247,710	182,002

Other Income (Expense):
Interest expense	(32,471)	(32,559)	(96,956)	(107,750)
Dividend income from unconsolidated affiliates		156		4,551
Interest income	579	223	902	587
Other, net	17	77	23	(15)

Total Other Income (Expense)	(31,875)	(32,103)	(96,031)	(102,627)

Income (loss) before provision for taxes, cumulative effect
of changes in accounting principles and minority interest	61,334	(1,481)	151,679	79,375
Provision for taxes	(662)	(1,023)	(2,706)	(4,628)

Income (loss) before minority interest and changes
in accounting principles	60,672	(2,504)	148,973	74,747
Minority interest	(3,149)	(757)	(6,847)	(4,398)

Income (loss) before change in accounting principle	57,523	(3,261)	142,126	70,349
Cumulative effect of changes in accounting principles	3,768		10,781

Net Income (Loss)	$61,291	$(3,261)	$152,907	$70,349

Allocation of Net Income (Loss) to:
Limited partners	$53,349	$(8,273)	$130,803	$56,123

General partner	$7,942	$5,012	$22,104	$14,226

Per Unit data (Fully Diluted):
Net income (loss) per unit	$0.21	$(0.04)	$0.56	$0.28

Average LP Units Outstanding (000s)	249,750	207,811	233,193	203,816

Other Financial data:
Cash provided by (used in) operating activities	$(74,878)	$102,413	$32,980	$222,665
Cash used in investing activities	$1,621,677	$41,311	$1,696,375	$153,460
Cash provided by (used in) financing activities	$1,803,732	$(39,843)	$1,779,531	$(42,790)
Distributable cash flow (1)	$13,881	$40,242	$275,547	$204,099
EBITDA	$126,863	$58,580	$347,243	$266,488

Depreciation and amortization	$33,611	$28,615	$97,844	$96,081
Distributions received from unconsolidated affiliates	$18,723	$4,838	$54,580	$25,703
Sustaining capital expenditures	$6,112	$9,436	$16,001	$14,958
Total capital expenditures	$11,030	$43,471	$38,945	$97,968
Investments in and advances to
unconsolidated affiliates	$3,314	$4,356	$579	$29,414
Total debt principal outstanding at end of period	$5,582,898	$1,894,000	$5,582,898	$1,894,000

(1)	Distributable cash flow for the three months ended September 30, 2004 includes, and was reduced by, $85.1 million for payments to counterparties with respect to interest rate hedging activities associated with the issuance of $2.0 billion of Rule 144A notes in October 2004. Distributable cash flow for the nine months ended September 30, 2004 includes, and was increased by, a $19.4 million net cash inflow with respect to interest rate hedging activities associated with the issuance of $2.0 billion of Rule 144A notes in October 2004.

Enterprise Products Partners L.P.
Condensed Operating Data - UNAUDITED
For the Three and Nine Months Ended September 30, 2004 and 2003
($ in 000s)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Gross Operating Margin by Segment ($000s):
Offshore Pipelines & Services	$720	$1,648	$2,576	$5,420
Onshore Pipelines & Services	7,186	5,540	18,928	14,227
NGL Pipelines & Services	83,851	53,313	231,694	230,565
Petrochemical Services	35,524	8,033	90,768	51,243
Other, non-segment results	10,759		32,025

Total non-GAAP gross operating margin	$138,040	$68,534	$375,991	$301,455
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation and amortization in operating
costs and expenses	(32,439)	(28,259)	(94,674)	(83,761)
Operating lease expense paid by EPCO in operating
costs and expenses	(2,273)	(2,273)	(6,820)	(6,820)
Gain (loss) on sale of assets in operating costs and expenses	(43)	35	(158)	67
Selling, general and administrative expenses	(10,076)	(7,415)	(26,629)	(28,939)

Operating income per GAAP	$93,209	$30,622	$247,710	$182,002

Selected Volumetric Operating Data:

Offshore Pipelines & Services, net:
Natural gas transportation volumes (MMBtu/d)	393	438	423	451
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (MMBtu/d)	685	619	650	590
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,450	1,323	1,358	1,273
NGL fractionation volumes (MBPD)	239	233	235	223
Equity NGL production (MBPD)	47	41	47	42
Fee-based natural gas processing (MMcf/d)	1,217	224	944	150
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	82	77	73	80
Propylene fractionation volumes (MBPD)	58	54	58	57
Octane additive production volumes (MBPD)	12	4	9	4
Petrochemical transportation volumes (MBPD)	76	77	73	63
Total, net:
NGL and petrochemical transportation volumes (MBPD)	1,527	1,400	1,430	1,336
Natural gas transportation volumes (MMBtu/d)	1,079	1,058	1,074	1,042
Equivalent transportation volumes (MBPD) (1)	1,811	1,678	1,713	1,610

(1)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

ENTERPRISE PRODUCTS PARTNERS L.P.
NEW BUSINESS SEGMENTS

Name of Business Segment	Major Components of Each Business Segment and Principal Operating Assets included in Business Segment (italicized)
Offshore Pipelines & Services	Offshore natural gas pipelines:
        Viosca Knoll Gathering System
        High Island Offshore System
        East Breaks, Falcon and Typhoon Systems
        Phoenix Gathering System
        Marco Polo - Gas Gathering System
        Manta Ray, Nautilus and Nemo Systems
Offshore oil pipelines:
        Poseidon, Allegheny and Typhoon Systems
        Cameron Highway Oil Pipeline
        Marco Polo - Oil Pipeline
Offshore platform services:
Seven Gulf of Mexico platforms
Onshore Natural Gas Pipelines & Services	Onshore natural gas pipelines (including associated gas treating plants):
        San Juan Gathering System
        Permian Basin System
        Texas Intrastate System
        Acadian Gas System
Natural gas storage facilities in Texas, Louisiana
and Mississippi
NGL Pipelines & Services	Natural gas processing plants and related marketing activities:
        Two New Mexico plants (Chaco and Indian Basin)
        Nine South Texas processing plants
        Eleven Louisiana processing plants
        Pascagoula, Mississippi plant
        NGL marketing activities
NGL fractionation facilities:
        Texas facilities (Mont Belvieu and South Texas plants)
        Louisiana facilities (Norco, Promix and BRF plants)
NGL pipelines and storage:
        Mid-America and Seminole
        Dixie Pipeline
        Mont Belvieu, Texas NGL storage operations
        Import and Export facilities
        Other NGL pipeline and storage, including Lou-Tex NGL
Pipeline and Louisiana NGL storage
Petrochemical Services	Propylene fractionation facilities:
        Texas facilities (Mont Belvieu)
        Louisiana facilities (BRPC)
        Various propylene pipelines, including Lou-Tex Propylene
            Pipeline
Isomerization facility located in Mont Belvieu, Texas
Octane additive production facility located in Mont Belvieu, Texas

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA and Distributable Cash Flow
For the Three and Nine Months Ended September 30, 2004 and 2003
($ in 000s)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and
GAAP “Cash provided by (used in) operating activities”
Net income	$61,291	$(3,261)	$152,907	$70,349
Adjustments to derive EBITDA:
Interest expense (including related amortization)	32,471	32,559	96,956	107,750
Provision for income taxes	662	1,023	2,706	4,628
Depreciation and amortization in operating costs and expenses	32,439	28,259	94,674	83,761

EBITDA	126,863	58,580	347,243	266,488
Interest expense	(32,471)	(32,559)	(96,956)	(107,750)
Amortization in interest expense	1,172	356	3,170	12,320
Provision for income taxes	(662)	(1,023)	(2,706)	(4,628)
Deferred income tax expense	3,381	(1,282)	6,293	4,182
Cumulative effect of changes in accounting principles	(3,768)		(10,781)
Provision for non-cash asset impairment charge	4,016		4,016
Equity in loss (income) of unconsolidated affiliates	(14,581)	18,040	(42,224)	16,647
Distributions received from unconsolidated affiliates	18,723	4,838	54,580	25,703
Operating lease expense paid by EPCO, net of applicable
minority interest portion	2,273	2,250	6,820	6,752
Other expenses paid by EPCO		605		605
Minority interest	3,149	757	6,847	4,398
Loss (gain) on sale of assets	43	(35)	158	(67)
Changes in fair market value of financial instruments	79	(2)	82	(25)
Decrease (increase) in restricted cash used for operating activities	6,250	6,877	(3,036)	(5,904)
Net effect of changes in operating accounts	(189,345)	45,011	(240,526)	3,944

Cash provided by (used in) operating activities	$(74,878)	$102,413	$32,980	$222,665

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA and Distributable Cash Flow
For the Three and Nine Months Ended September 30, 2004 and 2003
($ in 000s)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net
Income” and GAAP “Cash provided by (used in) operating activities”
Net income	$61,291	$(3,261)	$152,907	$70,349
Adjustments to derive Distributable Cash Flow:
Amortization in interest expense	1,172	356	3,170	12,320
Depreciation and amortization in operating costs and	32,439	28,259	94,674	83,761
expenses
Operating lease expense paid by EPCO, net of applicable
minority interest portion	2,273	2,250	6,820	6,752
Other expense paid by EPCO		605		605
Deferred income tax expense	3,381	(1,282)	6,293	4,182
Provision for non-cash asset impairment charge	4,016		4,016
Cumulative effect of change in accounting principle,
net of minority interest portion	(3,768)		(8,443)
Equity in loss (income) of unconsolidated affiliates	(14,581)	18,040	(42,224)	16,647
Distributions received from unconsolidated affiliates	18,723	4,838	54,580	25,703
Loss (gain) on sale of assets	43	(35)	158	(67)
Proceeds from sale of assets	51	69	110	177
Sustaining capital expenditures	(6,112)	(9,436)	(16,001)	(14,958)
Changes in fair market value of financial instruments	79	(2)	82	(25)
Settlement of forward-starting interest rate swaps	(85,126)		19,405
Enron bankruptcy reserve adjustments		(128)		(2,073)
General partner minority interest expense		(31)		726

Distributable Cash Flow	13,881	40,242	275,547	204,099
Cumulative effect of change in accounting principle,
net of minority interest portion			(2,338)
Proceeds from sale of assets	(51)	(69)	(110)	(177)
Sustaining capital expenditures	6,112	9,436	16,001	14,958
Settlement of forward-starting interest rate swaps	85,126		(19,405)
Enron bankruptcy reserve adjustments		128		2,073
General partner minority interest expense		31		(726)
Minority interest in total	3,149	757	6,847	4,398
Increase in restricted cash	6,250	6,877	(3,036)	(5,904)
Net effect of changes in operating accounts	(189,345)	45,011	(240,526)	3,944

Cash provided by (used in) operating activities	$(74,878)	$102,413	$32,980	$222,665

GulfTerra Energy Partners, L.P.
Condensed Statement of Consolidated Operations - UNAUDITED
For the Three and Nine Months Ended September 30, 2004 and 2003
($ in 000s)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$231,165	$213,831	$676,722	$680,957
Costs and Expenses:
Operating costs and expenses	140,422	110,628	392,429	399,865
Selling, general and administrative	14,572	11,123	39,829	36,020

Total Costs and Expenses	154,994	121,751	432,258	435,885

Equity in income of unconsolidated affiliates	2,101	3,195	7,567	9,498

Operating Income	78,272	95,275	252,031	254,570

Other Income (Expense):
Interest expense	(27,951)	(33,197)	(82,678)	(99,521)
Loss due to early redemptions of debt	(5,209)	(1,225)	(21,494)	(4,987)
Other, net	188	250	472	942

Total Other Income (Expense)	(32,972)	(34,172)	(103,700)	(103,566)

Income before minority interest and cumulative effect	45,300	61,103	148,331	151,004
of change in accounting principle
Minority interest income (expense)	1,813	(889)	1,825	(969)

Income before change in accounting principle	47,113	60,214	150,156	150,035
Cumulative effect of change in accounting principle				1,690

Net income	$47,113	$60,214	$150,156	$151,725

Other Financial Data:
Gross operating margin	$121,826	$112,652	$373,121	$345,644
Cash provided by operating activities	84,703	75,189	220,935	209,355
EBITDA	104,058	118,629	314,131	325,007

GulfTerra Energy Partners, L.P.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
For the Three and Nine Months Ended September 30, 2004 and 2003
($ in 000s)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Reconciliation of GAAP “Operating Income” to
Non-GAAP “Gross Operating Margin”
Operating income	$78,272	$95,275	$252,031	$254,570
Depreciation, depletion and amortization in operating
costs and expenses	28,994	25,218	81,297	73,761
Net gain on sale of long-lived assets	(12)	(18,964)	(36)	(18,707)
Selling, general and administrative expenses	14,572	11,123	39,829	36,020

Gross Operating Margin	$121,826	$112,652	$373,121	$345,644

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net
Income” and GAAP “Cash provided by (used in)
operating activities”
Net Income	$47,113	$60,214	$150,156	$151,725
Adjustments to derive EBITDA:
Interest expense (including related amortization)	27,951	33,197	82,678	99,521
Depreciation, depletion and amortization in operating
costs and expenses	28,994	25,218	81,297	73,761

EBITDA	104,058	118,629	314,131	325,007
Interest expense	(27,951)	(33,197)	(82,678)	(99,521)
Write-off of debt issuance costs	5,209	1,225	9,093	4,987
Amortization of debt issuance costs, premiums and discounts	1,209	1,961	3,860	5,977
Cumulative effect of change in accounting principle				(1,690)
Equity in income of unconsolidated affiliates	(2,101)	(3,195)	(7,567)	(9,498)
Distributions received from unconsolidated affiliates	750	3,160	2,200	11,390
Minority interest
Net gain on sale of long-lived assets	(12)	(18,964)	(36)	(18,707)
Other non-cash items	533	1,568	6,885	2,910
Working capital changes, net of effects of acquisitions
and non-cash transactions	3,008	4,002	(24,953)	(11,500)

Cash provided by operating activities	$84,703	$75,189	$220,935	$209,355